EXHIBIT 10.3

(COMVERGE, INC. LETTERHEAD)

TO:	[________]
FROM:	Comverge, Inc.
DATE:	July 17, 2009

This memo informs you of the terms and conditions upon which Comverge, Inc. (the “Company”) will pay you a retention bonus.

On June 25, 2010, the Company will pay you, in one lump sum payment, $[_________], which is the amount equal to six months’ worth of your salary as of June 22, 2009 (“Retention Bonus”), less required withholding and deductions.

As a condition to receiving the Retention Bonus, you must be continuously employed by the Company from June 22, 2009 until the June 20, 2010 (the “Retention Date”), with some exceptions as set out below.

If the Company terminates your employment prior to the Retention Date without Cause (as defined below), the Company will pay you the Retention Bonus within twenty business days following the last day of your employment provided that: (a) you execute and deliver to the Company and do not revoke a complete general release in a form reasonably satisfactory to the Company; and (b) you continue to comply with all your agreements with the Company.

If, however, prior to the Retention Date, (a) you voluntarily terminate your employment for any reason, or (b) the Company terminates your employment for Cause, then you will not be entitled to the Retention Bonus. For purposes of the Retention Bonus, a termination by the Company for “Cause” shall have the meaning set forth in your employment agreement.

If there is a “Change in Control,” as such term is defined in your employment agreement, the Company will pay you the Retention Bonus within 20 business days following the effective date of such Change in Control.

The Retention Bonus is part of your compensation from the Company and should be kept confidential in accordance with Company policy.

You will remain an “at will” employee for the duration of your employment, and nothing in this memo shall be interpreted to in any way alter your status as an “at will” employee.

AUS01:556178